Exhibit 23.0

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Planar Systems, Inc. and Subsidiaries:

We consent to incorporation by reference in the Registration Statement on Form S-3 (File No. 333-89372) and Registration Statements on Forms S-8 (File Nos.33-82696, 33-82688, 33-90258, 333-45191, 333-37502, 333-86886, 333-101145, 333-101147, and 333-101148) of Planar Systems, Inc. and subsidiaries of our report dated October 18, 2004 relating to the consolidated balance sheets of Planar Systems, Inc. and subsidiaries as of September 24, 2004 and September 26, 2003, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended September 24, 2004, which report appears in the Annual Report on Form 10-K of Planar Systems, Inc. and subsidiaries for the year ended September 24, 2004.

/s/ KPMG LLP

Portland, Oregon

December 6, 2004